EXHIBIT 12.1
                                                                    ------------

                               GMX Resources Inc.

                Calculation of ratio of earnings to fixed charges


                                                     Year Ended December 31,                          March 31,
                               ------------------------------------------------------------------    ----------
                                  2001          2002          2003          2004          2005          2006
                               ----------    ----------    ----------    ----------    ----------    ----------
Net Earnings (loss) from
   continuing operations       $1,056,751    $ (445,800)   $  535,001    $1,441,773    $7,156,096    $2,134,327
Income tax                        211,000      (263,000)         --          24,206     1,212,100       645,477
Interest expense                  359,118       510,472       439,313       558,504       142,409        42,373
Amortization of deferred
   financing fees                  12,702          --            --         326,762       112,349          --
                               ----------    ----------    ----------    ----------    ----------    ----------

Adjusted earnings              $1,639,571    $ (198,328)   $  974,314    $2,351,245    $8,622,954    $2,822,177


Fixed charges
-------------
Interest expense               $  359,118    $  510,472    $  439,313    $  558,504    $  142,409    $   42,373
Amortization of deferred
   financing fees                  12,702          --            --         326,762       112,349          --
                               ----------    ----------    ----------    ----------    ----------    ----------

Total fixed charges            $  371,820    $  510,472    $  439,313    $  885,266    $  254,758    $   42,373

Ration of earnings to fixed
   charges                         440.96%      -38.85%        221.78%       265.60%      3384.76%      6660.32%
                               ----------    ----------    ----------    ----------    ----------    ----------

Earnings inadequate to cover
         ----------            $     --      $ (708,800)   $     --      $     --      $     --      $     --
   fixed charges                             ----------

Earnings adequate to cover
         --------              $1,267,751    $     --      $  535,001    $1,465,979    $8,368,196    $2,779,804
   fixed charges               ----------                  ----------    ----------    ----------    ----------